[COLGATE-PALMOLIVE CORPORATE LOGO] COLGATE-PALMOLIVE COMPANY

March 21, 1994

Dear Colgate Stockholder:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders on Thursday, May 5, 1994, at 10:00 a.m. in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036.


In addition to the election of directors and approval of the selection of auditors, the principal items of business will be approval of a Non-Employee Director Stock Option Plan, approval of an Amended Executive Incentive Compensation Plan and the consideration of a stockholder proposal on blank check preference stock. Additional details about the meeting are in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, I will also report on the progress of the Company during the past year and answer stockholder questions.


It is important that your stock be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy card in the return envelope.

Very truly yours,
[Reuben Mark signature]
Reuben Mark
Chairman of the Board and
Chief Executive Officer

[COLGATE-PALMOLIVE CORPORATE LOGO] COLGATE-PALMOLIVE COMPANY

March 21, 1994
NOTICE OF MEETING

The Annual Meeting of Stockholders of Colgate-Palmolive Company, a Delaware corporation, will be held on Thursday, May 5, 1994, at 10:00 a.m. in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036.

Items of business will be as follows:

1.      Election of directors.

2.      Approval of selection of auditors.

3.      Approval of the Non-Employee Director Stock Option Plan.

4.      Approval of an Amended Executive Incentive Compensation Plan.

5.      Stockholder proposal on blank check preference stock.

6.      Such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 10, 1994 are entitled to notice of and to vote at the meeting.

Andrew D. Hendry
Senior Vice President, General Counsel and Secretary
300 Park Avenue
New York, New York 10022

COLGATE-PALMOLIVE COMPANY
300 Park Avenue
New York, New York 10022
March 21, 1994

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Colgate-Palmolive Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held in New York City on May 5, 1994, and at any adjournment thereof. The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the Board of Directors' recommendations.

This proxy statement and accompanying proxy are first being sent to stockholders on or about the date set forth above.

Because respect for the rights and privacy of stockholders has always been a practice at the Company, we have adopted a policy to assure that all proxies, ballots and vote tabulations that identify stockholders are kept confidential. Proxy cards will be returned in envelopes addressed to an independent tabulator, which will receive, inspect and tabulate the proxies. The identity of the vote of any stockholder will not be disclosed without the consent of the stockholder except for use by the independent tabulator, for solicitations for change of control of the Company and to meet legal requirements.


Stockholders of record at the close of business on March 10, 1994 are entitled to vote at the meeting. On that date, the Company had outstanding 147,450,387 shares of Common Stock (the "Common Stock"), 125,000 shares of $4.25 Preferred Stock (the "$4.25 Preferred Stock") and 6,171,954 shares of Series B Convertible Preference Stock (the "Series B Convertible Preference Stock"). Each outstanding share of Common Stock and $4.25 Preferred Stock has one vote, and each outstanding share of Series B Convertible Preference Stock has two votes, corresponding to its conversion ratio.


The holders of a majority of the votes entitled to be cast present in person or by proxy shall constitute a quorum for purposes of the 1994 Annual Meeting of Stockholders. Absentions and broker non-votes are counted for purposes of determining whether a quorum is present on any matter. A plurality vote is required for the election of directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. All other matters to be voted on will be decided by the affirmative vote of a majority of the votes of the shares represented at the meeting, either in person or by proxy, and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered to be entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

The Company will pay the cost of soliciting proxies for the meeting. Proxies may be solicited by regular employees of the Company in person, or by mail, courier, telephone or facsimile. In addition, the Company has retained D.F. King & Co. Inc. to solicit proxies by mail, courier, telephone and facsimile and to request brokerage houses and other nominees to forward soliciting material to beneficial owners. For these services the Company will pay a fee of approximately $22,000 plus expenses.

1. ELECTION OF DIRECTORS

The Board of Directors proposes the election of the following nine nominees as directors, to serve until their successors have been elected and have qualified.

Nominees

The name, age and principal occupation of each nominee, the nominee's length of service as a director of the Company, the names of the other public companies of which the nominee is a director and certain other biographical information are set forth below:

Reuben Mark, 55

Chairman and Chief Executive Officer of the Company. Mr. Mark joined the Company in 1963 and held a series of significant positions in the United States and abroad. He was appointed Vice President and General Manager of the Household Products Division in 1975. From March 1979 to March 1981, he was Group Vice President of domestic operations. In March 1981, he was elected Executive Vice President and became President and a director of the Company on March 1, 1983. Mr. Mark was elected Chief Executive Officer in May 1984 and Chairman in May 1986. Mr. Mark is also a director of Pearson, plc, Toys "R" Us, Inc., Time Warner, Inc. and the New York Stock Exchange.

Director since 1983

Vernon R. Alden, 70


Mr. Alden was Chairman of the Board and Executive Committee of The Boston Company, Inc., a financial services company, from 1969 to 1978. He was President of Ohio University from 1962 to 1969 and, prior thereto, he was theAssociate Dean and a member of the faculty of the Harvard Graduate School of Business Administration. Mr. Alden has been serving as a director of Augat Inc., Digital Equipment Corporation, Intermet Corporation and Sonesta International Hotels Corporation. Mr. Alden is currently the Independent General Partner of ML-Lee Acquisition Fund, L.P., ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. He is also a trustee of several cultural and educational organizations, as well as The Honorary Consul General for the Kingdom of Thailand and Chairman of the Japan Society of Boston.


Director since 1974

Jill K. Conway, 59

Visiting Scholar, Program in Science, Technology and Society, Massachusetts Institute of Technology since 1985. Mrs. Conway was President of Smith College from 1975 to 1985. She was Vice President, Internal Affairs, University of Toronto, from 1973 to 1975 and a member of its graduate faculty from 1971 to 1975. She has served as a member of the Harvard Board of Overseers and The Conference Board and as a trustee of Hampshire College, Northfield Mt. Hermon School and The Clarke School of the Deaf. Mrs. Conway is a member of the boards of Merrill Lynch & Co., Inc., Arthur D. Little, Inc., Nike, Inc., the Allen Group and Lend Lease International. She is also a trustee of the Asia Society, the New England Medical Center, Mt. Holyoke College, The Knight Foundation and the Kresge Foundation.

Director since 1984

Ronald E. Ferguson, 52

Chairman, President and Chief Executive Officer of General Re Corporation. Mr. Ferguson was elected Chairman and Chief Executive Officer in 1987 and has been with General Re since 1969. Mr. Ferguson is also a director of General Signal Corporation.

Director since 1987

Ellen M. Hancock, 50

Senior Vice President and Group Executive, International Business Machines Corporation. Mrs. Hancock joined IBM as a programmer in 1966 and served in various staff, managerial and executive positions. She was elected an IBM Vice President in September 1985 and in December 1985 was named Vice President, Telecommunications Systems, Communication Products Division. She was named President, Communication Products Division, in 1986 and General Manager, Networking Systems, in 1988. She was elected an IBM Senior Vice President in November 1992 and assumed her present position in 1993. Mrs. Hancock is on the board of directors of the ARDIS Company, a joint venture of IBM and Motorola, and ROLM Company. She is also on the board of trustees of Marist College.

Director since 1988

David W. Johnson, 61


Chairman, President and Chief Executive Officer of Campbell Soup Company. Mr. Johnson began his business career as a management trainee at Colgate Australia in 1959 and received a series of promotions at the Company, becoming General Manager of Colgate's South Africa subsidiary in 1967. He then held several positions with Warner-Lambert from 1972 to 1982, including President of their Asian Management Center, President of their Personal Products Division and President of American Chicle Division. In 1982, Mr. Johnson became President and Chief Executive Officer of Entenmann's, Inc. From 1987 to 1989, he served as Chairman, Chief Executive Officer and President of Gerber Products Company and from 1989 to 1990 he served as Chairman and Chief Executive Officer of Gerber. Mr. Johnson was elected Chairman of Campbell Soup Company in 1993 and has been its President, Chief Executive Officer and a Director since January 1990.


Director since 1991

John P. Kendall, 65

Officer, Faneuil Hall Associates, Inc., a private investment company, since 1973. Mr. Kendall is a former Chairman of The Kendall Company and a former director of the Shawmut Bank of Boston, N.A.

Director since 1972

Delano E. Lewis, 55

Chief Executive Officer and President, National Public Radio. From 1973 through 1988, Mr. Lewis held positions of increasing responsibility with Chesapeake & Potomac Telephone Company, including Vice President responsible for External Affairs. From 1988 through 1993, until he assumed his present position, Mr. Lewis was the President and Chief Executive Officer of Chesapeake & Potomac Telephone Company. Mr. Lewis has also served on the Peace Corps staff in Africa and on the staff of the United States Equal Employment Opportunity Commission and the United States Department of Justice. Mr. Lewis is also a director of GEICO Corporation and Chase Manhattan Corp. and has served on the boards of many civic, educational and public service organizations, including Catholic University, the United Negro College Fund, the Washington Performing Arts Society and the Greater Washington Board of Trade.

Director since 1991

Howard B. Wentz, Jr., 64

Chairman of ESSTAR Incorporated since July 1989 and Chairman of Tambrands Inc. since June 1993. Previously, he was Chairman, President and Chief Executive Officer of Amstar Corporation. Mr. Wentz joined Amstar in 1969 as Vice President of Operations for its subsidiary, Duff-Norton Company, Inc. He was elected President of Duff-Norton in 1970, Vice President of Amstar in 1972, a director in 1976 and Executive Vice President and Chief Operating Officer in 1979. He assumed the additional responsibilities of President in 1981, Chief Executive Officer in 1982 and Chairman in 1983. In 1984, Mr. Wentz was appointed President and a director of Amstar Holdings, Inc. Prior to becoming Chairman, Mr. Wentz was already a director of Tambrands Inc. and he is also a director of Crompton & Knowles Corporation.

Director since 1982

The Board recommends a vote IN FAVOR of the nominees for director listed above.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the beneficial ownership of Common Stock and Series B Convertible Preference Stock by each director, executive officer named in the Summary Compensation Table and directors and executive officers as a group. No director or executive officer owns any $4.25 Preferred Stock.

                                                      Common Stock            Series B Convertible

                                                        Amount of                  Preference
                                                 Beneficial Ownership(1,2)          Stock (ESOP)

                   Name of                       Directly    Exercisable           Amount of
               Beneficial Owner                    Owned       Options     Beneficial Ownership(2,3)
Reuben Mark(4)...............................      486,085     1,356,774               1,869
William S. Shanahan..........................      134,179       118,873               1,135
William G. Cooling...........................       89,773        50,335                 936
Robert M. Agate..............................       75,433        29,033               1,259
David A. Metzler.............................       34,375        81,870               1,105
Vernon R. Alden(5)...........................        9,544             0                  --
Jill K. Conway...............................        3,555             0                  --
Ronald E. Ferguson...........................        9,123             0                  --
Ellen M. Hancock(6)..........................        3,236             0                  --
David W. Johnson.............................        2,302             0                  --
John P. Kendall(7)...........................      174,708             0                  --
Delano E. Lewis..............................        1,054             0                  --
Howard B. Wentz, Jr..........................       11,469             0                  --
All directors and executive officers as a
group (28 persons) .........................     1,499,807     2,075,729              17,948


(1)Information regarding Common Stock holdings is as of February 22, 1994, except for holdings in the Savings and Investment Plan which is as of December 31, 1993. Unless otherwise indicated, beneficial ownership of Common Stock is direct, and the person indicated has sole voting and investment power.
                                         Footnotes continue on following page.

(2)Each indicated person beneficially owns less than one percent of the outstanding Common Stock and Series B Convertible Preference Stock, except for Mr. Mark who beneficially owns (including direct ownership, exercisable options and Savings and Investment Plan holdings) 1.2% of the outstanding Common Stock. All directors and executive officers as a group beneficially own 2.4% of the outstanding Common Stock and less than 1% of the outstanding Series B Convertible Preference Stock.
(3)Information regarding Series B Convertible Preference Stock holdings is as of December 31, 1993. Series B Convertible Preference Stock is issued to a trustee acting on behalf of the Company's Savings & Investment Plan. Participants in such plan, including the executive officers named in the Summary Compensation Table, have sole voting power over such shares, subject to the trustee's right to vote such shares if the participant fails to do so, but no investment power until distribution in accordance with the terms of such plan, subject to statutory diversification requirements.
(4)Mr. Mark has limited rights exercisable in conjunction with 631,300 of his stock options which permit him to realize the accumulated value of such options in the event of a change in control.
(5)Mr. Alden's holdings do not include 2,000 shares of Common Stock held by his spouse, as to which he disclaims beneficial ownership.
(6)Mrs. Hancock's holdings include 200 shares of Common Stock owned jointly with her spouse.
(7)Mr. Kendall's holdings do not include 310,502 shares of Common Stock held by trusts in which he has a contingent remainderman's interest and 57,690 shares of Common Stock held by trusts in which he has a limited power of appointment. He has no voting or investment power in these trusts, and he disclaims beneficial ownership of such shares.


Based on a review of the forms and written representations received by the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that, during 1993, its executive officers and directors complied with all applicable Section 16 filing requirements.

Board of Directors and Committees

The Board of Directors met ten times during 1993.

The standing committees of the Board are the Audit Committee, Finance Committee, Personnel and Organization Committee and Committee on Directors.

The Audit Committee oversees management's discharge of its financial reporting responsibilities and recommends appointment of the Company's independent public accountants. To insure independence, the independent public accountants, internal auditors and general counsel meet with the Audit Committee with and without the presence of management representatives. Its current members are: Ronald E. Ferguson (Chair), Vernon R. Alden, Jill K. Conway, John P. Kendall (Deputy Chair) and Howard B. Wentz, Jr. It met three times in 1993.

The Finance Committee oversees the financial policies and practices of the Company. It also reviews the financial statements of the Company, makes recommendations to the Board regarding financial and strategic matters and oversees the Company's finance, treasury and related functions. Its current members are: Howard B. Wentz, Jr. (Chair), Ronald E. Ferguson, Ellen M. Hancock (Deputy Chair), John P. Kendall and Reuben Mark. It met six times in 1993.

The Personnel and Organization Committee oversees organizational, personnel, compensation and benefits policies and practices of the Company. It reviews the compensation of the executive officers and recommends to the Board the compensation of the Chief Executive Officer. The Committee administers the 1977 and 1987 Stock Option Plans, the Executive Incentive Compensation Plan and the Executive Severance Plan. It also oversees the Company's social responsibility programs. Its current members are: Jill K. Conway (Chair), Vernon R. Alden, Ronald E. Ferguson, David W. Johnson (Deputy Chair), John P. Kendall and Delano E. Lewis. It met seven times in 1993.

The Committee on Directors recommends nominees for the Board of Directors. It also makes recommendations to the Board regarding board and committee structure and reviews Board member performance. Its current members are:
Vernon R. Alden (Chair), Jill K. Conway, John P. Kendall, Delano E. Lewis (Deputy Chair) and Howard B. Wentz, Jr. It met three times in 1993. The Committee on Directors will consider nominees recommended by stockholders. Nominations by stockholders must be made in accordance with the information and timely notice requirements of the Company's By-Laws, a copy of which may be obtained from the Secretary of the Company. Such nominations must be in writing and, for consideration at the 1994 Annual Meeting, received by the Secretary no later than March 31, 1994.

All directors attended more than 86% of the meetings of the Board and the committees on which they served in 1993.

Compensation of Directors

In 1993, directors (other than Mr. Mark) received an annual retainer of $18,000 and, under the Stock Compensation Plan for Non-Employee Directors, 275 shares of Common Stock. For each meeting of the Board of Directors or a committee attended, directors (other than Mr. Mark) received an attendance fee of $1,000. The chair of each committee also received an annual retainer of $3,000, and the deputy chair of each committee an annual retainer of $1,500.

Commencing in 1994, directors (other than Mr. Mark) will receive an annual stock option grant of 1,000 shares, subject to stockholder approval of the Non-Employee Director Stock Option Plan. See Item 3 below.

Under the Company's Deferred Compensation Plan for Non-Employee Directors, directors may elect to defer payment of all or a part of their total cash compensation as directors and committee members. Deferred fees are credited to a phantom Common Stock account which is adjusted to reflect changes in the market price of the Common Stock and dividends paid. Distributions are made in cash, either in annual installments or by lump sum, after the retirement or resignation of the director.

Under the Company's Stock Purchase Plan for Non-Employee Directors, directors may elect to have all or a portion of their non-deferred cash compensation used to purchase Common Stock. Shares of Common Stock which represent retainer and committee chairperson fees are purchased prospectively at the beginning of the year; shares which represent attendance fees are purchased retroactively after the end of the year. In each case, such purchases are made on behalf of directors on the open market following the Company's annual public earnings release. The Company pays brokerage fees and other transaction-related costs.

Under the Company's Pension Plan for Outside Directors, a non-employee director who retires after reaching age 74 and who has served a minimum of nine years as a director receives, in cash, an annual pension equal in value to 100% of the annual retainers paid for the twelve-month period prior to retirement. For this purpose, Common Stock received under the Stock Compensation Plan for Non-Employee Directors is valued at the fair market value on the day on which it is granted to the director. A non-employee director who becomes permanently disabled and has five or more years of service as a director receives an undiscounted pension from the date of such disability. A non-employee director who retires before reaching age 74 with at least nine years of service as a director may receive a pension with the approval of the Board. All such pensions are paid quarterly for the lifetime of the director.


EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the 1993, 1992 and 1991 compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Officers"):

                                                                    Long Term Compensation
                    Annual Compensation                              Awards            Payouts
         (a)            (b)     (c)       (d)        (e)        (f)          (g)          (h)           (i)
                                                    Other
                                                   Annual   Restricted                                  All
                                                 Compensa-     Stock     Securities      LTIP          Other
       Name and                Salary    Bonus      tion     Awards(s)   Underlying     Payouts       Compen-
  Principal Position   Year     ($)       ($)(1)    ($)(2)    ($)(3,4)   Options(#)(5)    ($)       sation ($)7
Reuben Mark            1993   900,833 1,264,000       --     2,141,552    1,000,000(6)      0         93,949
Chairman of the Board  1992   852,443 1,150,000       --     1,946,250      277,793         0         84,583
and Chief Executive    1991   781,610   966,000       --     1,370,625            0         0           --
Officer

William S. Shanahan    1993   606,667   590,000                587,248       44,000         0         58,298
President and Chief    1992   537,860   525,000       --       523,606      125,910         0         45,481
Operating Officer      1991   477,860   472,000       --       411,188       43,000         0           --

William G. Cooling     1993   378,500   286,000       --       319,521       78,820         0         32,845
Chief of Specialty     1992   358,633   265,000       --       284,542       80,735         0         29,666
Marketing Operations   1991   330,240   230,000       --       251,281       25,000         0           --

Robert M. Agate        1993   344,500   270,000       --       319,521       42,080         0         38,968
Chief FinancialOfficer 1992   319,527   241,000       --       284,542       84,692         0         36,035
                       1991   290,360   190,000       --       205,593       21,000         0           --

David A. Metzler       1993   313,333   214,875       --       211,555       35,662         0         32,712
President              1992   258,693   238,694       --       167,310       23,521         0         28,047
Colgate-Europe         1991   225,360   128,764       --       123,356       15,000         0           __

(1 )Amounts include bonuses earned for the years indicated, paid on or before March 15 of the following year, consistent with past practice.

                                    Footnotes continue on following page.

(2)None of the Named Officers received perquisites or other personal benefits in an amount large enough to require reporting in this column or any other compensation required to be reported in this column.
(3)Amounts include awards earned for the years indicated, paid on or before March 15 of the following year, consistent with past practice. Awards for 1991 vest in five years except for Mr. Metzler's award which vests in three years. Awards for 1992 and 1993 vest in three years except for Mr. Mark's 1992 award which vests in five years. Dividend equivalents accrue on the restricted stock during the vesting period. As of March 14, 1994, the date of the award for the 1993 year, the Named Officers as a group held an aggregate of 305,919 shares of restricted stock, with a value of $19,081,698 based on the closing market price of the Common Stock on December 31, 1993.


The number and value of the restricted stock holdings of each of the Named Officers is set forth below:

                                                # of Shares      $ Value
Reuben Mark.................................         191,575   11,949,491
William S. Shanahan.........................          49,185    3,067,914
William G. Cooling..........................          29,510    1,840,686
Robert M. Agate.............................          24,388    1,521,202
David A. Metzler............................          11,261      702,405

(4)In 1992, the Company established the Long Term Global Growth Program, discussed on page 19. The 1992 and 1993 restricted stock awards granted under this program reflect the achievement of certain financial goals (growth in net sales and earnings per share) over a measurement period (one year for 1992 and two years for 1993).
(5)Amounts include reload options granted during 1993 and 1992 pursuant to the Accelerated Ownership Feature of the 1987 Stock Option Plan, which was approved by stockholders at the 1992 Annual Meeting. This feature was implemented to promote increased employee share ownership by encouraging the early exercise of options and retention of shares. Under this feature, if an employee uses shares he or she already owns to pay the exercise price of a stock option or the related taxes withheld, he or she receives a new option for an equal number of shares at the then current market price with the same expiration date as the original option.The incremental shares received upon exercise of the stock option over the shares surrendered are restricted from sale for a period of two years. The new, or reload, option grant does not result in an increase in the combined total number of shares and options held by an employee prior to the exercise.
The number of reload options included in the amounts shown in column (g) for 1993 and 1992, respectively, are as follows: Mr. Mark, 0 and 277,793; Mr. Shanahan, 0 and 81,910; Mr. Cooling, 55,320 and 55,735; Mr. Agate, 20,080 and 63,692 and Mr. Metzler, 18,622 and 6,521. See also 1993 Option Grants on page 12.
(6 )The amount shown represents an upfront grant of "above-market" stock options in place of grants that would otherwise have been made during the period 1993-1998. See also "1993 Chief Executive Officer Compensation" on page 19-21.

(7)Amounts shown in All Other Compensation, column (i), are pursuant to programs available to all employees generally, as follows:

                      Savings                      Supplemental
                         &                            Savings &
                   Investment                        Investment       Value of
                       Plan      Retiree  Success       Plan        Company Paid
                      Company  Insurance  Sharing      Company     Life Insurance
Named Officer          Match     Account  Account       Match         Premiums
Reuben Mark......       7,560      8,353    2,500        68,507        7,029
William S.
  Shanahan .......      7,560      4,176    2,500        36,547        7,515
William G.
  Cooling ........      7,560      2,088    2,500        17,675        3,022
Robert M. Agate..       7,560      8,353    2,500        14,508        6,047
David A. Metzler.       7,560      8,353    2,500        10,226        4,073

The amounts shown as Savings & Investment Plan Company Match, Retiree Insurance Account and Success Sharing Account represent the value (as of the time of allocation) of shares of Series B Convertible Preference Stock allocated to the Named Officers' Accounts under the Savings and Investment Plan. Premium payments for life insurance were not made pursuant to split dollar life insurance arrangements.


1993 Option Exercises And Year-End Values



The following table shows information regarding the exercise of stock options during 1993 by the Named Officers and the number and value of any unexercised stock options as of December 31, 1993.


       (a)               (b)           (c)           (d)             (e)
                                                  Number of
                                                  Securities      Value of
                                                  Underlying     Unexercised
                       Shares                    Unexercised    In-The-Money
                      Acquired                    Options at     Options at
                         On           Value       FY-End (#)     FY-End ($)
                      Exercise      Realized    Exercisable/    Exercisable/
Executive Officer        (#)           ($)     Unexercisable    Unexercisable
Reuben Mark......        22,569       119,898     1,445,474/      35,380,987/
                                                     846,669        7,202,914

William S.                    0             0       293,514/       6,874,221/
  Shanahan .......                                    87,668          912,830

William G.               73,804     1,295,269       127,721/       1,309,433/
  Cooling ........                                    48,501          507,036

Robert M. Agate..        25,866       414,568        97,772/         896,075/
                                                      43,000          449,063

David A. Metzler.        31,175       878,590        82,917/       1,859,479/
                                                      33,334          342,025

The option values shown above reflect an increase in the market value of the Company from $2.7 billion as of December 31, 1987 (the earliest grant year of the options reported above) to $ 9.3 billion on December 31, 1993. The option values do not reflect exercises by the Named Officers in February 1994 which reduced the option numbers and values set forth in columns (d) and (e) above. The exercises reduced the aggregate value of the options from those shown in column (e) above by the following amounts: Mr. Mark, $10,613,650; Mr. Shanahan, $5,627,820; Mr. Cooling, $1,001,652; Mr. Agate, $638,515; and Mr. Metzler, $5,562. Including the February transactions, the number of exercisable options beneficially owned by the Named Officers are as shown on the Security Ownership Table on page 6.


1993 Option Grants


The following table shows information regarding grants of stock options in 1993 to the Named Officers. The table includes both new options granted in 1993 and reload options granted automatically under the Accelerated Ownership Feature of the 1987 Stock Option Plan described on page 10 in footnote 5. Use of the Accelerated Ownership Feature does not result in an increase in the total combined number of shares and options held by an employee. The Company did not grant any stock appreciation rights during 1993.


                                   Individual Grants
        (a)               (b)           (c)            (d)         (e)         (f)
                        Number      % of Total
                          of          Options
                     Securities     Granted to      Exercise
                     Underlying      Employees       Or Base                Grant Date
                        Options      in Fiscal        Price        Exp.      Present
 Executive Officer      Granted        Year          ($/SH)       Date      Value ($)(6)
Reuben Mark
 Special Grant(1) ...   100,000        3.42%          60.9813        (1)     1,136,000
                        100,000        3.42%          66.5250        (1)       989,000
                        100,000        3.42%          72.0688        (1)       864,000
                        100,000        3.42%          77.6125        (1)       758,000
                        100,000        3.42%          83.1563        (1)       666,000
                        100,000        3.42%          88.7000        (1)       588,000
                        400,000       13.66%          99.7875        (1)     1,848,000
  TOTAL ...........   1,000,000       34.18%                                 6,849,000

William S. Shanahan
 1993 Grant(2) ......    44,000        1.50%          52.1250     9/1/03       474,760

William G. Cooling
 1993 Grant(2).....      23,500        0.80%          52.1250     9/1/03       253,565
 8/93 Reload
  Options(3).......      55,320        1.89%          49.8750        (3)       341,324
  TOTAL ...........      78,820        2.69%                                   594,889

Robert M. Agate
 1993 Grant(2) ......    22,000        0.75%          52.1250     9/1/03       237,380
 7/93 Reload
  Options(4).......      20,080        0.69%          51.0000        (4)       127,709
  TOTAL ...........      42,080        1.44%                                   365,089

David A. Metzler
 1993 Grant(2) ....      17,000        0.58%          52.1250     9/1/03       183,430
 7/93 Reload
  Options(5).......      18,622        0.64%          49.8125        (5)       115,084
  TOTAL ...........      35,622        1.22%                                   298,514

(1)In 1993, Mr. Mark received an upfront grant of 1,000,000 "above-market" stock options in lieu of grants that would otherwise have been granted during the period 1993-1998. These options are exercisable for a minimum of six years up to a maximum of ten years, depending upon whether during this period the closing price of the Common Stock exceeds specified premiums over the market price on the date the options were granted. See also "1993 Chief Executive Officer Compensation" on pages 19-21.
(2)The 1993 option grants (other than options granted pursuant to the Accelerated Ownership Feature) become exercisable in increments of one-third annually commencing on the first anniversary date of the option grant and become fully exercisable on the third anniversary date thereof. Accelerated Ownership options become fully exercisable six months after the date of grant and terminate on the expiration date of the original option. See also footnote 5 on page 10.
(3)Includes the following options received pursuant to the Accelerated Ownership Feature: 21,706 options expiring on September 13, 1999; 26,150 options expiring on September 12, 2000; and 7,464 options expiring on October 10, 2001.
(4)Includes the following options received pursuant to the Accelerated Ownership Feature: 13,905 options expiring on September 12, 2000; and 6,175 options expiring on October 10, 2001.
(5)Includes the following options received pursuant to the Accelerated Ownership Feature: 6,524 options expiring on June 12, 1996; 3,027 options expiring on June 13, 1996; 1,802 options expiring on September 9, 1997; and 7,269 options expiring on September 7, 1998.
(6)Amounts shown have been calculated by Hewitt Associates using a Black-Scholes based option valuation model. The material assumptions and adjustments incorporated into the Black-Scholes based model in estimating the value of the options include the exercise price of the option, the option term, an interest rate factor based on the U.S. Treasury rate over the option term, a volatility factor based on the price of the Common Stock for the one year period prior to the grant date, a dividend rate based on the annualized dividends paid on a share of Common Stock at the grant date and the probability of a shortened option term due to the availability of the Accelerated Ownership Feature. To value Mr. Mark's 1993 option grants, the Black-Scholes model also includes an additional factor to reflect the probability of meeting the hurdles required to extend the option terms beyond six and eight years. The actual value of the options, if any, will depend on the extent to which the market value of the Common Stock exceeds the price of the option on the date of exercise. Management believes that the Black-Scholes model was not developed for the purpose of valuing employee stock options, particularly those having rights such as the Accelerated Ownership Feature. There can be no assurance that this Black-Scholes based model will approximate the value the executive will actually realize.


Retirement Plan


Table A below shows the estimated maximum annual retirement benefit payable to persons retiring in 1994 under the "final average earnings" formula of the Colgate Employees' Retirement Income Plan (the "Retirement Plan"). Table B shows the estimated annual retirement benefit for each of the Named Officers payable under the Colgate Personal Retirement Account ("PRA") formula, which was added to the Retirement Plan on July 1, 1989. All salaried employees of the Company employed at June 30, 1989 (including the Named Officers) were offered a one-time election to maintain the Retirement Plan's benefit under the "final average earnings" formula by making monthly contributions of 2% of recognized earnings (described below) up to the Social Security wage base and 4% of recognized earnings in excess of the wage base. All of the Named

Officers made this one-time election in 1989. The Named Officers and other employees who so elected are entitled at retirement to receive the greater of the benefit under the "final average earnings" benefit formula (Table A) or the benefit under the PRA formula (Table B).

                                   TABLE A
                               (Expressed in $)

                                          Years of Service
 Remuneration(1,
2, 3)                 15        20        25         30         35         40
  500,000.......   135,000  180,000    225,000    270,000    315,000      360,000
  600,000.......   162,000  216,000    270,000    324,000    378,000      432,000
1,000,000.......   270,000  360,000    450,000    540,000    630,000      720,000
1,500,000.......   405,000  540,000    675,000    810,000    945,000    1,080,000
1,750,000.......   472,500  630,000    787,500    945,000  1,102,500    1,260,000
2,000,000.......   540,000  720,000    900,000  1,080,000  1,260,000    1,440,000
2,250,000.......   607,500  810,000  1,012,500  1,215,000  1,417,500    1,620,000


(1)Remuneration equals "final average earnings" or, in other words, the average of the individual's highest consecutive three years of "recognized earnings" out of the ten years immediately preceding retirement. For the Named Officers, "recognized earnings" is the sum of regular annual salary as of January 1, plus incentive and bonus payments paid during the preceding calendar year.
(2)The number of years of credited service under the Retirement Plan as of January 1, 1994 for the Named Officers are: Mr. Mark -- 30 years 7 months; Mr. Shanahan -- 28 years 5 months; Mr. Cooling -- 21 years 9 months; Mr. Agate -- 32 years 11 months; and Mr. Metzler -- 28 years 11 months.
(3)Includes payments under the Supplemental Employees' Retirement Plan in excess of limitations under the Internal Revenue Code of 1986, as amended. Benefits are computed by multiplying "final average earnings" by the product of years of credited service and 1.8%. Benefits payable under the Supplemental Employees' Retirement Plan are subject to a maximum of 70% of the sum of the individual's base salary at retirement and bonus for the calendar year immediately preceding retirement less benefits payable under the basic Retirement Plan. Benefits are subject to an offset for Social Security benefits and certain other enumerated benefits.

Benefits under the PRA are determined as follows: On July 1, 1989, an account with an opening balance was established for each eligible person employed on June 30, 1989, equal to the greater of (i) the lump-sum value of the pension then accrued under the Retirement Plan's "final average earnings" formula or
(ii) an amount calculated by aggregating the monthly pay-based credits which would have been made to the employee's account had the PRA always been in effect. Thereafter, and with respect to PRA accounts established for any eligible employee hired on or after July 1, 1989, monthly pay-based credits are accumulated in an employee's account, being determined as a percentage of the employee's monthly recognized earnings in accordance with the following formula:

                                                 Up to 1/4 of         Over 1/4 of
                                                Social Security   the Social Security
Years of Service                                   Wage Base           Wage Base
 0-9........................................          2.50%               3.75%
10-14.......................................          3.00%               4.50%
15-19.......................................          4.00%               6.00%
20-24.......................................          5.35%               8.00%
25 or more..................................          7.50%              11.25%

In addition, the employee's account is credited monthly with interest at 2% over the current six-month Treasury bill rate, adjusted quarterly.

                                   TABLE B

Table B shows the estimated annual retirement benefits payable under the PRA for each of the Named Officers, based on 1994 recognized earnings and assuming no future increases in such earnings and an annuity rate of 9%:

                                                  Year       Amount of
                                                Reaching       Level
                                                 Age 65    Annuity ($)1
Reuben Mark.................................       2004       763,631
William S. Shanahan.........................       2005       418,480
William G. Cooling..........................       2009       262,925
Robert M. Agate.............................       2001       197,827
David A. Metzler............................       2008       243,830

(1)Includes payments in excess of Internal Revenue Code limitations under the Supplemental Employees' Retirement Plan. Benefits payable under the Supplemental Employees' Retirement Plan are subject to a maximum of 70% of the sum of the individual's base salary at retirement and bonus for the calendar year immediately preceding retirement less benefits payable under the basic Retirement Plan.

Executive Severance Plan and Other Arrangements


The Executive Severance Plan (the "Severance Plan") was adopted by the Board of Directors effective September 1, 1985, and was last amended as of June 11, 1992. The Severance Plan is administered by the Personnel and Organization Committee (the "P&O Committee"). The P&O Committee selects participants from among the executive officers and other key personnel of the Company and has selected the Named Officers, among others, as participants.



If within two years of a change of control of the Company (as defined in the Severance Plan), an executive participating in the Severance Plan terminates employment due to an adverse change in conditions of employment or the Company terminates the executive's employment other than for cause (defined as serious willful misconduct likely to result in material economic damage to the Company), the executive is entitled to receive, in a lump sum, an amount equal to between 12 and 36 months of compensation and a pro rata cash bonus under the Executive Incentive Compensation Plan for the period prior to termination. Compensation is defined to include the executive's base salary as of the termination date plus his or her highest cash award under the Executive Incentive Compensation Plan within the last five years. If an outside accounting firm determines that receipt of such a lump sum under the Severance Plan would subject the executive to tax under
Section 4999 of the Internal Revenue Code, he or she may elect to receive in lieu of such lump sum a reduced amount resulting in equal or greater net after-tax aggregate payments than would be received by payment of the lump sum.


In addition, the Company has made commitments to participants in the Severance Plan that if it terminates the employment of a participant at its convenience rather than as a result of a change of control, it will continue the participant's base salary and certain benefits for a period ranging from nine to 36 months. No payments are made in the event of a voluntary termination (which does not include termination due to an adverse change in conditions of employment) or termination for cause. In addition, the period during which salary is continued and benefits are paid does not extend beyond attainment of age 65 or attainment of 85 or more combined years of age and service with the Company.



Other arrangements relating to a change of control contained in existing Company benefits plans are as follows. Under the 1977 and 1987 Stock Option Plans, all outstanding stock options held by employees, whether or not then currently exercisable, become immediately exercisable upon a change of control. In addition, under the Executive Incentive Compensation Plan, the Board of Directors has the discretion to accelerate the vesting of restricted stock awards to executive officers. With respect to the Supplemental Employees' Retirement Plan, which is an unfunded plan, the Company has arranged for a letter of credit which requires the issuing bank to fund the accrued benefits payable under such plan in the event of a change of control of the Company and the Company's refusal to pay the benefit. Funding will be made by payments to a trust, which currently is subject to the claims of the Company's creditors in the event of an insolvency.


COMPENSATION COMMITTEE INTERLOCKS AND CERTAIN TRANSACTIONS

As discussed above, the members of the P&O Committee during 1993 were Mrs. Conway and Messrs. Alden, Ferguson, Johnson, Kendall and Lewis. All six members are non-management directors, and none has any direct or indirect material interest in or relationship with the Company, other than stockholdings as discussed above and as related to his or her position as director. None of the executive officers of the Company has served on the Board of Directors or compensation committee of any other entity, any of whose officers served either on the Company's Board of Directors or the P&O Committee.

The Company purchases and leases computer equipment, software and services from IBM Corporation. These transactions are all entered into in the ordinary course of the Company's business, are made on customary terms and conditions and in total are not material to the Company or IBM Corporation. Ellen Hancock, a director of the Company, is a Senior Vice President of IBM Corporation. In light of the foregoing, the Company believes that Ms. Hancock has no direct or indirect material interests in these transactions.


In 1993, the Company entered into an agreement with General Re Financial Products Corporation (a subsidiary of General Re Corporation), the effect of which is to convert $35 million of the Company's debt from floating to fixed rate obligations. Transactions of this type are part of the normal business of General Re Corporation and its subsidiaries. This transaction was entered into in the ordinary course of the Company's business, was made on customary terms and conditions and is not material to the Company or General Re Corporation. Ronald Ferguson, a director of the Company, is the Chairman of the Board and Chief Executive Officer of General Re Corporation. In light of the foregoing, the Company believes that Mr. Ferguson has no direct or indirect material interest in the transaction.

P&O COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Pursuant to the rules of the SEC, set forth below is the report of the Compensation Committee regarding its compensation policies for 1993 for the Company's executive officers, including the Chief Executive Officer. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.


The Company's executive compensation practices are designed to support its business goals of fostering profitable growth and increasing shareholder value. The Company seeks to align the interests of executives and stockholders through the use of stock-based compensation plans. In addition, the Company's policy is to pay for performance; that is, the better the individual, team, business unit and/or global performance against established goals and objectives, the greater the compensation reward. Finally, each element of the Company's compensation package is designed to be competitive with the compensation practices of other leading consumer products and industrial companies.

As noted above, the P&O Committee is composed entirely of non-management directors. In addition to Company sources, the P&O Committee periodically retains the services of independent compensation consultants to help it assess the competitiveness and effectiveness of the Company's executive compensation practices in general and for the Chief Executive Officer in particular. Most recently, in 1991 Hewitt Associates conducted a comprehensive review of the Company's executive compensation practices at all levels. In 1992, Towers Perrin reviewed the current and long term incentive compensation of the Chief Executive Officer, as discussed later in this report. In 1994, Towers Perrin consulted with the P&O Committee in its review of new Section 162(m) of the Internal Revenue Code and in developing modifications to existing compensation plans to qualify compensation paid to its executive officers for deductibility, as discussed later in this report.

The P&O Committee determined the compensation of Reuben Mark, the Chairman and Chief Executive Officer of the Company, subject to the approval of the non-management directors. In addition, the P&O Committee reviewed and approved the compensation awarded to the other executive officers of the Company. The key elements of compensation used by the Company are base salary and performance based incentives including annual cash bonuses, stock options and other long term incentives. This report discusses the Company's practices regarding each of these elements as applied to the executive officers generally and concludes with a separate discussion of Mr. Mark's compensation in particular.

Base Salary

The Company's practice is to pay salaries which are competitive with a comparison group of other leading consumer products and industrial companies (the "Comparison Group"). The companies in the Comparison Group are selected by the Company's Human Resources department based on the recommendation of independent compensation consultants and are reviewed and approved by the P&O Committee. While the Comparison Group is comprised primarily of consumer products companies, companies outside the consumer products field are also included because the Company believes, and the P&O Committee concurs, that the market for executive talent is broader than simply other consumer products companies. The composition of the Comparison Group is updated periodically.

The midpoint of the salary range for executive officers is set at the median of the Comparison Group, with salaries above the median available to exceptional performers and key contributors to the success of the Company. Annual salary adjustments are based on individual performance, assumption of new responsibilities, competitive data from the Comparison Group and the Company's overall annual salary budget guidelines. If an executive officer is responsible for a particular business unit, such unit's financial results are taken into account. In addition, non-financial performance measures, such as improvements in customer service, faster product development, improving the market share of Colgate brands, global expansion and productivity increases, are considered.

Annual Cash Bonus

In 1993, the Company's executive officers were eligible for annual cash bonuses under the Executive Incentive Compensation Plan (the "EICP Plan") previously approved by stockholders. The EICP Plan has contained an aggregate dollar limit based on the consolidated net income of the Company applicable to annual bonuses and restricted stock awards. Changes are being proposed to this plan in light of Section 162(m) of the Internal Revenue Code, as discussed later in this report.

Individual bonuses were determined by a formula based on the financial performance of the entire company as a whole or the business unit to which an executive was assigned as well as performance against specific individual and team goals. The Company-wide financial performance measure was an earnings per share goal, and the business unit financial measure was sales and profits. In each case, the goal was equal to or greater than the annual budget so as to create an incentive to continuously improve performance.

Executive officers were assigned threshold, target and maximum bonus award opportunities based on their grade levels. Target award opportunities are generally set at the median of the Comparison Group. If the Company or business unit exceeds its earnings per share or sales and profits goals, above-target bonuses may be granted. If the minimum financial goals have not been met, bonuses, if any, would be below the target level. In addition to the formula measurement and competitive comparisons, the Chief Executive Officer exercised discretion in recommending to the P&O Committee 1993 annual bonuses for the executive officers who report directly to him based on the principle that awards to these officers, although performance based, should not be strictly formula-driven. In no case did the bonuses awarded to these officers exceed the award generated by the formula measurement.

Long Term Performance-Based Incentives

Colgate has two principal compensation vehicles for encouraging the long term growth and performance of the Company. The first is stock options granted under the 1987 Stock Option Plan, and the second is restricted stock awards under the Long Term Global Growth Program of the EICP Plan.

The 1987 Stock Option Plan

Under the Company's 1987 Stock Option Plan, stock options are generally granted annually to executive officers. Guidelines for the size of stock option awards are developed based on factors similar to those used to determine salary and bonus, including a review of the practices of the Comparison Group. Since the Company, with the concurrence of the P&O Committee, views stock options as a way to obtain competitive compensation advantage, target award levels are set from the median to the 75th percentile of the Comparison Group. In the event of poor corporate performance, the P&O Committee has the discretion to reduce the target award levels or decide not to grant annual stock options.

Stock options (other than options granted under the Accelerated Ownership Feature described on page 10 in footnote 5 and 1993 options granted to Mr. Mark described on page 13 in footnote 1) are granted with an exercise price equal to the market price of the Common Stock on the date of grant and have a ten-year term. They vest in equal annual installments over three years. This approach is designed to motivate the creation of stockholder value over the long term since the full benefit of the stock option grant cannot be realized unless stock price appreciation occurs over a number of years. In addition, the Accelerated Ownership Feature of the 1987 Stock Option Plan (as previously approved by stockholders) facilitates ownership and retention of the Common Stock by executive officers of the Company.


The Long Term Global Growth Program

In 1992, the P&O Committee adopted the Long Term Global Growth Program under the EICP Plan as a replacement for the annual discretionary grant of restricted shares. The P&O Committee believes that this program is an improvement over the annual discretionary grant because awards are determined based on the Company's achievement of specific pre-determined financial criteria over a longer time horizon. Changes are being proposed to this Program in light of new Section 162(m) of the Internal Revenue Code, as discussed later in this report.

Under the Long Term Global Growth Program, long term incentive awards are dependent on Company achievement of targeted levels of growth in compounded global annual net sales and earnings per share over a three-year measurement period. In addition to these financial measures, supplemental measures dealing with non-financial business fundamentals are established from time to time.


Each year an executive officer is assigned a threshold, target and maximum award opportunity which is realizable if the Company meets or exceeds specific financial goals, e.g., sales and earnings per share, over the following three years. The target award opportunities are set in dollars as a percentage of salary at the median of the Comparison Group, except for the Chairman's target which is expressed as a specific number of shares. At the end of the measurement period, awards are made in the form of restricted stock based on the fair market value of the Common Stock on the date the award is actually made. Awards are subject to the discretion of the P&O Committee and the aggregate limits set forth in the EICP Plan. Once awarded after the three-year measurement period, the restricted stock grants are subject to possible forfeiture for an additional three year period if the executive's employment with the Company is terminated during that time.


For transition purposes, the P&O Committee granted awards to executive officers under the Long Term Global Growth Program for 1993 based on sales and earnings per share growth in 1992 and 1993.

1993 Chief Executive Officer Compensation


In setting Mr. Mark's 1993 base salary, the key factor the P&O Committee considered was the Company's pre-established guidelines for determining salary increases throughout the Company. Other factors included the Company's success in exceeding its sales and profit goals in 1992, Mr. Mark's tenure as Chief Executive Officer, his outstanding individual performance and contributions to the continuing success and increased value of the Company and a comparison of base salaries of other chief executive officers in the Comparison Group. In light of these considerations, during 1993, the P&O Committee increased Mr. Mark's annual salary by 5%.

In setting Mr. Mark's 1993 annual bonus, the P&O Committee's principal consideration was that in 1993 the Company's earnings per share increased by 16% and earnings rose 15%. The Committee also took into account the increase in worldwide unit volume, the performance of the Common Stock and a review of bonuses paid to other chief executive officers in the Comparison Group. Based on these factors, Mr. Mark was awarded an annual bonus of $1,264,000, an increase of 9.9% over the previous year.

In 1992, the P&O Committee retained Towers Perrin to design a new long term incentive program for Mr. Mark for 1993 and beyond. Towers Perrin recommended a new plan which was approved by all non-management directors in 1993 and was described in last year's proxy. The purpose of the new plan is to give the Chief Executive Officer strong incentive to lead the Company to achieve exceptional results. The program is thus structured to provide a substantial benefit to Mr. Mark if the performance of the Company is outstanding, but a modest benefit or no benefit at all if the Company's performance is average or below average.

Under the new program, Mr. Mark received an upfront grant of "above-market" stock options in lieu of grants that would otherwise have been made during the period 1993-1998. Options on one million shares were granted, all at prices above the market price of the Common Stock on the date of grant (January 13, 1993), as shown below:

  Number
of Options                                      Premium Exercise Price
100,000.....................................     10% above market price
100,000.....................................     20% above market price
100,000.....................................     30% above market price
100,000.....................................     40% above market price
100,000.....................................     50% above market price
100,000.....................................     60% above market price
400,000.....................................     80% above market price

For these options to result in gains for Mr. Mark, the stock price must grow in excess of the applicable price premium during the term of the options. Although the stock options granted to employees by the Company generally are exercisable for ten years, Mr. Mark's new options are exercisable only for six years, unless at any point during this period the closing price of the Common Stock reaches or exceeds a 60% premium over the market price on the date the options were granted. If the Common Stock price reaches this 60% premium, the options are exercisable for eight years. If the Common Stock price reaches or exceeds an 80% premium, the options are exercisable for ten years. The P&O Committee believes that the net effect is to heighten the risk for Mr. Mark while providing potential for significant gain, but only if stock price appreciation is substantial.


As part of the new long term incentive program developed for Mr. Mark, the P&O Committee also recommended and all the non-management directors approved Mr. Mark's eligibility in 1993 and thereafter for awards under the Long Term Global Growth Program described above. As described in last year's proxy statement, Mr. Mark's target award opportunity under this program, stated in shares of Common Stock rather than cash, for the measurement cycles 1992-1993 and 1992-1994 is 22,500 shares for each period. Mr. Mark was granted 33,364 restricted shares for the 1992-1993 measurement period in light of the Company's performance against the objectives established for this period. The actual grant of his 1994 award will depend upon attainment of the sales and earnings per share growth rates established under the Long Term Global Growth Program for the 1992-1994 measurement period and the aggregate limits put forth in the EICP Plan.


Discussion of Policy Regarding Qualifying Compensation Paid to Executive Officers for Deductibility under Section 162(m) of the Internal Revenue Code


The P&O Committee has carefully considered Section 162(m) of the Internal Revenue Code. The Committee believes that its long standing pay-for-performance practices have ensured that executive compensation payments are strongly tied to Company performance. Nevertheless, the Committee believes that it is in the best interests of the Company's stockholders to comply with the new tax law to the fullest possible extent while still maintaining the goals of the Company's executive compensation program, thereby maximizing the deductibility of the Company's executive compensation payments.


To satisfy Section 162(m) of the Internal Revenue Code, stockholders must approve the criteria for determining payments under the EICP Plan's annual bonus and long term incentive programs, and the maximum awards payable under these programs. See Item 4 for a discussion of the proposal incorporating these requirements. The full text of the Plan is attached as Appendix B.


No modifications are required at this time for compensation paid under the 1987 Stock Option Plan to qualify for deductibility.

The foregoing report has been furnished by Mrs. Conway (Chair) and Messrs. Alden, Ferguson, Johnson, Kendall and Lewis.

STOCK PRICE PERFORMANCE GRAPH

The following graph compares cumulative total stockholder returns on the Common Stock against the S&P Composite-500 Stock Index and a peer company index for a five-year period ending December 31, 1993.

                    [TABULAR REPRESENTATION OF LINE GRAPH]

                    1988    1989   1990   1991    1992   1993
Colgate-Palmolive    100     139    166    226     264    302
Peer Group           100     124    145    192     211    237
S&P 500              100     132    128    166     179    197


The companies included in the peer company index compete with the Company in one or more of its primary businesses. They are as follow: Avon Products, Inc., Clorox Company, The Dial Corp., Dow Chemical Company (Dow Brands), Eastman Kodak Company (Lehn & Fink), Gillette Company, Ralston Purina Company (Pet Foods Division), The Procter & Gamble Company, Quaker Oats Company (Pet Foods Division) and Unilever N.V. The Comparison Group discussed in the P&O Committee Report earlier in this Proxy Statement includes other industrial companies in addition to consumer products companies for reasons discussed in the report.



2. APPROVAL OF SELECTION OF AUDITORS



The Board of Directors, on the recommendation of the Audit Committee, has selected Arthur Andersen & Co. as auditors for the year ending December 31, 1994. Arthur Andersen & Co. has audited the accounts of the Company since its incorporation. The Board of Directors considers it desirable to continue the services of Arthur Andersen & Co. Representatives of Arthur Andersen & Co. are expected to be present at the meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions. If the stockholders should fail to approve the selection of auditors, auditors will be designated by the Board of Directors.

The Board recommends a vote IN FAVOR of the approval of the selection of Arthur Andersen & Co. as auditors.

3.  ADOPTION OF NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

The Board of Directors is submitting to the stockholders for approval, the adoption of the Company's Non-Employee Director Stock Option Plan (the "Plan"), the full text of which is set forth in Appendix A hereto. At the present time, only employees of the Company are eligible to receive stock options under the Company's 1987 Stock Option Plan. Under the Plan, directors who are not officers or employees of the Company or any subsidiary of the Company ("Non-Employee Directors") will be eligible to receive stock options. A brief summary of the Plan is set forth below. Stockholders should refer to Appendix A for a detailed statement of the terms and conditions of the Plan.


The Board believes that the success of the Company depends largely on its continued ability to attract and retain directors with relevant and beneficial experience who are motivated to exert their best efforts on behalf of the Company. The Board has reviewed the Company's current arrangements for compensation of directors and, upon the recommendation of management, believes that a program that permits the grant of stock options to Non-Employee Directors will promote the long term financial success of the Company by further aligning the interests of Non-Employee Directors with the interests of the Company and its stockholders.


Brief Description of the Plan

The Plan will be administered by the Board or by a duly appointed committee of the Board having powers as shall be specified by the Board. The Board (or such committee) will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan to interpret the terms and provisions of the Plan and any stock option issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.


The total number of shares of the Company's Common Stock for which options may be granted under the Plan will not exceed 150,000 shares while the Plan is in effect, subject to certain adjustments described in the Plan. As of the date hereof, each Non-Employee Director has been granted options under the Plan to purchase 1,000 shares of Common Stock, subject to stockholder approval of the Plan.



Each Non-Employee Director shall, on the first meeting of the Board following his or her first election as a director of the Company, and on or about February 17 of each year thereafter during such director's term, automatically be granted an option to purchase 1,000 shares of Common Stock, having an exercise price of 100% of the Fair Market Value of the Common Stock at the date of grant. Fair Market Value means as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape.


The term of each stock option shall be 10 years unless earlier terminated by reason of death, disability, retirement or termination of the director status of a Non-Employee Director. The stock options shall vest in equal installments over three years. The stock options granted under the Plan may not be assigned or transferred except by will, applicable laws of descent and distribution or pursuant to a qualified domestic relations order.

In the event of a Change of Control (as defined in the Plan) any option granted under the Plan may be (i) exercised in whole or in part, whether or not the options were then fully exercisable and vested or (ii) under certain circumstances, surrendered to receive cash equal to the spread between the exercise price of the stock option and the Change of Control Price (as defined in the Plan) times the number of shares of Common Stock granted under the stock options surrendered.

Only Non-Employee Directors are eligible to participate in the Plan. As of March 21, 1994, the Company had 8 Non-Employee Directors eligible for grants under the Plan.

               NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN BENEFITS

 Name                          Dollar Value ($)(1)  Number of Stock Options
Vernon R. Alden                        563                    1,000
Jill K. Conway                         563                    1,000
Ronald E. Ferguson                     563                    1,000
Ellen M. Hancock                       563                    1,000
David W. Johnson                       563                    1,000
John P. Kendall                        563                    1,000
Delano E. Lewis                        563                    1,000
Howard B. Wentz                        563                    1,000
Non-Executive Director Group         4,504
  (8 persons)


(1)The dollar value shown above reflects the increase of $.563 in the Fair Market Value of the Common Stock between February 17, 1994, the date of grant, and March 7, 1994.



The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (i) impair the rights of an optionee under a stock option without the optionee's or recipient's consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3 under the Exchange Act or (ii) disqualify the Plan from the exemption provided by Rule 16b-3 under the Exchange Act. In addition, (i) no amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by law or agreement and (ii) the Plan shall not be amended more often than once every six months.


Federal Tax Aspects

The principal federal income tax consequences of the Plan to the participants and to the Company are set forth below.

Stock options under the Plan are non-qualified stock options for Internal Revenue Code purposes. The grant of non-qualified stock options does not result in any taxable income to the participant or any tax deduction to the Company. Upon the exercise of a non-qualified stock option, the excess of the market value of the shares acquired over their cost to the participant is taxable to the participant as ordinary income and is deductible by the Company. The participant's tax basis for the shares is their fair market value at the time of exercise. Income realized on the exercise of a non-qualified stock option is subject to federal and (where applicable) state and local withholding taxes.

Recommendation


The Board recommends a vote IN FAVOR of the adoption of the Non-Employee Director Stock Option Plan.


4. ADOPTION OF AMENDED EXECUTIVE INCENTIVE COMPENSATION PLAN


The Board of Directors is submitting to the stockholders for approval an amended Executive Incentive Compensation Plan. The Executive Incentive Compensation Plan ("EICP Plan"), as originally adopted, was approved by the stockholders. Below is a summary of the amended EICP Plan ("Amended EICP") and the full text of the Amended EICP is contained in Appendix B to this proxy statement. Stockholders should refer to Appendix B for a detailed statement of the terms and conditions of the Amended EICP.


Introduction


As discussed above in the P&O Committee Report on Executive Compensation on pages 17-21 (the "P&O Report"), annual bonuses and long term incentive awards under the EICP Plan are already closely tied to the Company's performance. Annual bonuses have been determined by a formula based on the financial performance of the entire Company or the business unit to which an executive is assigned, as well as an evaluation of his or her performance against specific individual and team goals. Under the Long Term Global Growth Program described in the P&O Report, long term incentive awards under the EICP Plan have been, for 90% annually of the total target award, formula driven and based on the sales and earnings growth of the Company.


Section 162(m) of the Internal Revenue Code ("Section 162(m)") was enacted into law last year. Section 162(m) imposes certain requirements in order to maintain the tax deductibility to the Company of all payments in excess of $1 million to Covered Employees under the EICP Plan. In general, "Covered Employees" for a given year are those employees whose names are required to be set forth in the Summary Compensation Table of the annual proxy statement of the Company. The Section 162(m) requirements include basing compensation on the attainment of performance measurements approved by stockholders, establishing the maximum awards payable under the plan for Covered Employees and complying with certain criteria for membership in the committee administering the plan. The Amended EICP will incorporate the Section 162(m) requirements into the EICP Plan and thereby maximize the deductibility of the annual bonuses and long term incentive awards under the EICP Plan.


Generally speaking, to meet the requirements of Section 162(m), the Amended EICP formally incorporates into the EICP Plan the practices under the Long Term Global Growth Program and annual bonus programs currently in use by the Company. The Amended EICP will mandate the use of those incorporated practices for the Chief Executive Officer and other executives who may qualify as Covered Employees under Section 162(m) and who are designated by at least two members of the P&O Committee prior to the applicable measurement period. Further references to Covered Employees refer to the Chief Executive Officer and this designated group of executives in any given year or other measurement period. Specifically, the Amended EICP formally incorporates into the EICP Plan the following current practices:


(1) Annual bonuses for Covered Employees will only be payable to the extent pre-established annual performance goals are met.

(2) Long term incentive awards for Covered Employees will only be payable to the extent specific pre-established performance goals measured over a period of more than one year are met.

Additionally, to meet the requirements of Section 162(m), the Amended EICP sets a maximum annual amount payable to any Covered Employee as an annual bonus or long term incentive award. Finally, the requirements prescribed by
Section 162(m) for membership in the P&O Committee are incorporated into the Amended EICP.


As discussed below, the Amended EICP also eliminates the current formula for determining the amount available for all awards under the plan. In its place, the Amended EICP imposes a limit on the maximum cash bonus payable to any Covered Employee, the maximum number of shares, or their cash equivalent, payable to any Covered Employee and the aggregate number of shares of Common Stock available for annual grants under the plan, based on a percentage of the total number of outstanding shares of Common Stock of the Company.


Brief Description of the EICP Plan

The EICP Plan was approved by the stockholders and is administered by the P&O Committee. The purpose of the plan is to attract, reward and retain the high caliber management talent needed by the Company. The EICP Plan provides for incentive awards to officers and other executives, payable in cash and/or shares of Common Stock as determined by the P&O Committee.

Awards under the EICP Plan depend, in part, upon the executive's position within the Company. Currently, annual cash bonuses, long term incentive stock awards under the Long Term Global Growth Program and limited special incentive stock awards are made pursuant to the EICP Plan. As discussed above and in the P&O Report, the Company's practice has been to tie these awards strongly to Company performance.

Awards are payable in cash, in Common Stock, or partly in cash and partly in Common Stock. Stock awards under the EICP Plan may be paid immediately or deferred, as determined by the Committee at the time of the award. Deferred awards payable in Common Stock may take the form of restricted stock. Deferred awards may be paid in up to fifteen annual installments, as determined by the Committee, and such awards are non-forfeitable. However, deferred stock awards may also be subject to conditions set by the Committee, such as continued employment. Deferred stock awards earn dividend equivalents. At each year end prior to termination of employment or payment of the award, if earlier, and also upon termination of employment, stock awards are credited with shares equal in value to the dividends the participant would have received had the shares been registered in the participant's name. These dividend equivalents are then considered part of the award for the purpose of computing future dividend credits. After termination of employment or for the year during which the award is paid, if earlier, dividend equivalents are paid in cash pending delivery of the shares to the participant.

All or some stock awards may be held in a trust. If any awards are so held, then, upon a change of control of the Company, the Company has the right to purchase all such shares from the trustee at fair market value for cash for a period of 30 days beginning on the first business day following the change of control. The trustee would hold such cash for the account of participants and pay such amounts to them in accordance with the EICP Plan.

Awards under the EICP Plan may be made to officers and other employees of the Company. Approximately 1,000 employees will be eligible to participate in the Amended EICP.

Amendments to the EICP Plan

Annual Bonus Program


In order to comply with new Section 162(m), a section is being added to the EICP Plan, subject to stockholder approval, to require that annual bonuses to Covered Employees be made only upon the successful attainment of specific performance measures established in advance of each year by the P&O Committee. Awards to Covered Employees will be based upon a percentage or multiple applied to a target award which is either fixed, or determined pursuant to a formula established by the P&O Committee, prior to the start of the year. The annual bonus is payable based upon the degree of achievement of the pre-established performance objectives over the year.



The performance objectives will be comprised of one or more of the specific financial performance measures specified in the Amended EICP. For 1994, awards for the Covered Employees will be based on preestablished earnings per share criteria.



Under the Amended EICP, annual cash bonuses to Covered Employees must be based upon the degree of achievement of the annual performance objectives. Annual bonuses will be granted to Covered Employees in accordance with the prescribed formula in amounts ranging from 0% to 200% of their target award or such lesser amount that the P&O Committee deems appropriate under the circumstances.


The maximum annual bonus payable under this program to any Covered Employee is $2,000,000, adjusted annually for inflation.

Long Term Incentives


To comply with Section 162(m), a section is also being added to the EICP Plan, subject to stockholder approval, to require that long term incentive awards to Covered Employees be made only upon successful attainment of specific performance goals established in writing by the P&O Committee prior to the start of a multi-year measurement period. Awards to Covered Employees will be based upon a percentage or multiple applied to a target award which is either fixed, or determined pursuant to a formula established by the P&O Committee prior to the measurement period. The long term incentive award is payable based upon the degree of achievement of the pre-established performance objectives over the specified measurement period.


As discussed in last year's proxy and again above, the Long Term Global Growth Program, which has been used by the P&O Committee as the standard for granting annual long term incentive awards under the EICP Plan, also includes award opportunities, representing up to 10% annually of the total target award, for performance against supplemental measures dealing with non-financial business fundamentals established from time to time, such as customer service, marketing/advertising excellence and people/organizational excellence. To comply with Section 162(m), those supplemental measures have been eliminated as factors in determining awards for Covered Employees, although they may remain as factors in determining the awards for other participants in the Amended EICP.


As proposed, the measurement period for determining a long term incentive award will be three years, unless the P&O Committee establishes another period to apply to the grant of a long term incentive award. The performance objectives will be comprised of one or more of the specific financial performance mea-sures specified in the Amended EICP. For the 1994 through 1996 measurement period, awards for the Covered Employees will be based on pre-established sales and earnings per share criteria.



Under the Amended EICP, long term incentive awards to Covered Employees must be based upon the degree of achievement of the long term performance objectives. Long term incentive awards will be granted in accordance with the prescribed formula in amounts ranging from 0% to 175% of their target award; or such lesser amount that the P&O Committee deems appropriate under the circumstances.


The maximum award payable to any Covered Employee under the Amended EICP for a given measurement period is 50,000 shares of Common Stock of the Company, subject to adjustment for stock splits and other events specifically described in the Amended EICP. The P&O Committee may also provide in writing at the time of the grant when awards will be payable following a measurement period and it may impose forfeiture or vesting requirements.

Awards to be Made Under the Amended EICP


Because the Amended EICP bases awards to Covered Employees on the degree of achievement of objective performance goals over a measurement period, awards under this plan are not determinable until the end of the applicable measurement period. Annual bonuses in 1993 and prior years to the Named Officers have taken into account and not exceeded an amount determined by a formula based on the financial performance of the entire Company or the business unit to which an executive is assigned, as well as evaluation of individual performance. Annual bonus amounts shown in the Summary Compensation Table on page 9 generally reflect what the Named Officers would have received under the Amended EICP as proposed to be administered. In 1993, the executive officers as a group received an aggregate of $4,956,000 in annual cash bonuses under the EICP Plan and all other employees who will be eligible for annual cash bonuses under the Amended EICP received annual cash bonuses aggregating $21,179,000.



Similarly, under the Long Term Global Growth Program adopted by the P&O Committee in 1992, the P&O Committee granted restricted stock to executive officers for 1993 based on sales and earnings per share growth in 1992 and 1993. The values of 1993 restricted stock awards to the Named Officers under this program are as set forth in the Summary Compensation Table on page 9. Under this program, the executive officers as a group received restricted stock awards in 1993 of 91,213 shares, having a dollar value of $5,854,734 as of March 14, 1994. All other executives eligible to receive restricted stock awards under this program received 60,102 shares of restricted stock in 1993, having a dollar value of $3,857,797 as of March 14, 1994.


Certain other EICP Plan Changes

Certain technical changes have been incorporated into the Amended EICP to conform the plan to new provisions under Rule 16b-3 of the Exchange Act, which imposes certain reporting obligations and restrictions relating to purchases and sales of the Company's stock by its executive officers. The new rules will only apply to the Amended EICP when the Board elects to adopt the rules for all of the Company's employee benefit plans.


In addition, the Amended EICP eliminates the provisions of the current EICP Plan which provide a formula for determining the maximum amount available each year for all awards under the plan. That formula has been based on a percentage of net income available to common shareholders to the extent it exceeds 5 1/2% of shareholders' equity. In its place, the Amended EICP provides, for Covered Employees, that awards are formula driven based on pre-established performance objectives and that the amount of awards paid under the plan in any year will now be based largely on the degree of attainment of the performance objectives. Also, the Amended EICP limits the aggregate number of shares of Common Stock that are available for grant under the plan in any year to four tenths percent (.4%) of the total number of shares of Common Stock outstanding. As described in the plan, shares not granted in any year are available for grant in subsequent years. The Amended EICP also sets a maximum on the amount that may be granted in any year to any executive under the plan, either in the form of long term incentives or annual bonus.



Finally, the current EICP Plan contains restrictions on the payment of awards before retirement or other termination of employment and requirements that the first $15,000 of any award be paid in the form of cash. Under the EICP Plan, these restrictions and requirements are subject to the P&O Committee's discretion to determine the payment terms of any award and, as currently administered, payments under the EICP Plan have been made before retirement and made payable wholly in Common Stock. The Amended EICP eliminates these restrictions and requirements in order to conform the plan to current practice. A provision in the EICP Plan making it the exclusive bonus plan for participants has also been eliminated.



The Board recommends a vote IN FAVOR of the adoption of the Amended Executive Incentive Compensation Plan.


STOCKHOLDER PROPOSAL

Management carefully considers all proposals and suggestions from stockholders and supports proposals which it believes are in the best interests of the Company and its stockholders. However, management opposes the following proposal for the reasons indicated below.

Stockholder proposals for inclusion in the proxy materials relating to the 1995 Annual Meeting of Stockholders must be received by the Company no later than November 20, 1994.

5.  STOCKHOLDER PROPOSAL ON BLANK CHECK PREFERENCE STOCK


Management has been advised that College Retirement Equities Fund, 730 Third Avenue, New York, New York 10017, owner of 1,577,886 shares of Common Stock, intends to submit the following proposal at the meeting.


CREF Shareholder Resolution

WHEREAS, the Company's Board of Directors has authority under the Company's charter to issue one or more classes of so-called "blank check" preference stock, having such voting and other rights as the Board, in its sole discretion, may determine;

WHEREAS, the Board may be able to deter unsolicited acquisition offers by placing blank check preference stock in friendly hands without seeking shareholder approval;

WHEREAS, Delaware's anti-takeover statute enhances the Board's ability to deter unsolicited takeover bids by placing a block of blank check preference stock in friendly hands;

WHEREAS, such use of blank check preference stock by the Board could deprive shareholders of the opportunity to consider valuable offers for their stock;

RESOLVED that the shareholders request that the Board:

Adopt a policy of seeking shareholder approval before placing preference stock with any person or group except for the purpose of raising capital in the ordinary course of business or making acquisitions and without a view to effecting a change in voting power.

Proponent's Supporting Statement

I. The Board can limit shifts in control of the Company by placing a block of preference stock in friendly hands without shareholder approval.

The Board can issue blank check preference stock for capital raising, acquisitions or as an anti-takeover device, without shareholder approval. The Board can use blank check preference stock as an anti-takeover device to deter unsolicited tender offers favorable to shareholders. For example, the Board could issue blank check preference stock to dilute the stock ownership of, or create voting impediments for, an unsolicited acquirer. Since such uses of blank check preference stock could potentially diminish the value of the shareholders' investment and decrease the market price of the Company's shares, shareholder approval should be obtained before the Board uses blank check preference stock as an anti-takeover device.

II. Delaware's anti-takeover statute enhances the Board's ability to deter takeovers by undertaking blocking transactions.

Delaware's anti-takeover statute enhances the Board's ability to deter a takeover by placing blank check preference stock in friendly hands. The statute provides generally that unless an unsolicited acquirer obtains 85% of the Company's voting stock in the transaction by which it obtains 15%, it is barred for three years from consummating a business combination with the Company. The Board can thus effectively deter unsolicited bids by placing a significant block of blank check preference stock in friendly hands, making it much harder (if not impossible) for an unsolicited bidder to attain the 85% ownership needed to be exempted from the Delaware statute.

III. Blank check preference stock should not be used by the Board to disadvantage shareholders without their consent.

The Board's discretionary authority to issue blank check preference stock should only be exercised for corporate purposes demonstrably in shareholders' best interests. Good corporate governance requires that holders of a majority of voting stock approve the use of blank check preferred as a deterrent to unsolicited tender offers -- a use that is not necessarily in the best interest of shareholders.

Management Statement on the Proposal

The Board of Directors recommends that you vote AGAINST the proposal.

At last year's Annual Meeting, voting on the same stockholder proposal which the proponent raises for the second time this year, the stockholders reaffirmed their previous decision to authorize the creation of blank check preference stock and the Board's ability to issue such stock when it is in the best interests of the Company and its stockholders. The stockholders originally authorized the creation of the blank check preference stock at the 1988 Annual Meeting.

A central purpose of the preference stock is to enable the Company to respond promptly to financing, acquisition and other opportunities and situations and not lose them because of delays inherent in obtaining stockholder approval. The Board believes that retaining its flexibility to issue blank check preference stock in appropriate circumstances continues to be in the best interests of the Company and its stockholders.

The proposal, if adopted, will severely limit this flexibility and the Board's ability to take advantage of strategic business opportunities as they arise.

The proponent's rationale for attempting to impose this limitation on the Board is that if the Company were ever faced with a takeover attempt, the Board might seek to issue preference stock in a manner disadvantageous to stockholders. To the contrary, the Board of Directors has a fiduciary responsibility and is committed to act in the best interest of the Company and its stockholders. This duty applies to all actions, including issuances of preference stock. Moreover, the use of preference stock in a takeover situation is subject to special scrutiny under the heightened standard of care applied by the courts to actions taken in response to an offer. In addition, the rules of the New York Stock Exchange limit the amount of preference stock convertible into Common Stock that may be issued without stockholder approval to 20% of the then outstanding voting stock.


As illustrated by Colgate-Palmolive's strong growth and impressive financial performance (see the Performance Graph on page 22 of this proxy statement), the Company's Board and management have consistently acted in the stockholders' interest, delivering a total return to stockholders over the past five years of 202%. During this five-year period, the Company outperformed both the S&P 500 and the Peer Group Index. Except for the Chairman, the Board is composed entirely of independent, non-management directors.The Board has clearly and successfully demonstrated its commitment to acting in the best interest of stockholders.


The Board believes that the above major safeguards ensure that the stockholders' best interests will continue to be preserved and protected. In contrast, while the proponent suggests that the proposal is only intended to limit the use of preference stock as a takeover deterrent, the actual effect of the policy would be much broader and potentially detrimental to the Company and its stockholders.

For example, the proposal requires that the issuance of preference stock to raise capital without stockholder approval be "in the ordinary course of business". Since "ordinary course of business" is not defined, uncertainty may exist as to whether a particular financing satisfies the standard and can be done without stockholder approval. In addition, the requirement that an issuance of preference stock without stockholder approval not effect a change in voting power also creates uncertainty because any issuance of voting preference stock -- even absent a takeover proposal -- could effect a change in voting power to some degree.

These types of uncertainties will hamper the Company's ability to use preference stock for financing and strategic acquisitions which are in the best interests of the Company and its stockholders. Because prompt response to financing conditions and acquisition opportunities is often essential to their successful completion, these opportunities may not only be delayed by the proposal, but permanently lost. The Board believes that this is what the stockholders sought to avoid by approving the blank check preference stock in 1988 and reaffirming this approval last year.


The Company believes that an appropriate balance between Board authority and stockholder approval was achieved when stockholders approved the blank check preference stock. This balance enables the Board, within the parameters of legal principles of fiduciary duty to stockholders and New York Stock Exchange Rules to act in the best interests of stockholders while retaining the maximum flexibility to take advantage of business opportunities as they arise.


The Board recommends that you vote AGAINST the proposal.

OTHER BUSINESS

Management has no present intention of submitting any matters to the meeting other than those set forth above. It knows of no additional matters that will be presented by others. However, with respect to any other business that may come before the meeting, the persons designated in the enclosed proxy will vote in accordance with their best judgment.

By order of the Board of Directors.

Andrew D. Hendry
Senior Vice President, General Counsel and Secretary

                                                                    APPENDIX A



                          COLGATE-PALMOLIVE COMPANY

                            NON-EMPLOYEE DIRECTOR

                              STOCK OPTION PLAN

SECTION 1. Purpose; Definitions.

The purpose of the Plan is to provide compensation to Non-Employee Directors in the form of Stock Options.

For purposes of the Plan, the following terms are defined as set forth below:

"Board" means the Board of Directors of the Company.


"Change of Control" and "Change of Control Price" have the meanings set forth in Sections 6(b) and 6(c), respectively.


"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

"Common Stock" means common stock, par value $1.00 per share, of the Company.

"Company" means the Colgate-Palmolive Company, a Delaware corporation.

"Disability" with respect to a Participant means physical or mental disability, whether total or partial, that prevents the Participant from performing his duties as a member of the Board for a period of six consecutive months.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

"Fair Market Value" means as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national exchange on which the Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

"Non-Employee Director" means a person who as of any applicable date is a member of the Board and is not an officer or employee of the Company or any subsidiary of the Company.

"Participant" means a Non-Employee Director who is granted a Stock Option hereunder.


"Plan" means the Colgate-Palmolive Company Non-Employee Director Stock Option Plan as set forth herein and as hereinafter amended from time to time.


"Retirement" means retirement from active employment under a pension plan of the Company or any of its subsidiaries, or termination of an individual's directorship at or after age 65 with at least nine years of service as a member of the Board.

"Stock Option" means a non-qualified option to purchase shares of Common
Stock.

"Termination of Directorship" means the date upon which any Participant ceases to be a member of the Board for any reason whatsoever.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. Administration.

The Plan shall be administered by the Board or by a duly appointed committee of the Board having such powers as shall be specified by the Board. The Board (or such committee) shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Stock Option issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

SECTION 3. Stock Subject to Plan

Subject to adjustment as provided herein, the total number of shares of Common Stock of the Company available for grant under the Plan while it is in effect shall be 150,000.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the Common Stock or other change in corporate structure affecting the Common Stock, the aggregate number of shares of Common Stock reserved for issuance under the Plan and the number and option price of shares of Common Stock subject to outstanding Stock Options shall be appropriately adjusted; provided, however, that the number of shares subject to any Stock Option shall always be a whole number.

SECTION 4. Eligibility.

Only individuals who are Non-Employee Directors are eligible to be granted Stock Options under the Plan.

SECTION 5. Stock Options.

(a) Each Non-Employee Director shall, on the first meeting of the Board following his or her first election as a director of the Company, and thereafter on each 17th of February during such director's term or the first business day thereafter, automatically be granted a Stock Option to purchase 1,000 shares of Common Stock (the "Annual Grant Amount") having an exercise price of 100% of Fair Market Value of the Common Stock at the date of grant of such Stock Option. In the event of any stock split or dividend the number of shares of Common Stock to be awarded annually shall be adjusted by multiplying the Annual Grant Amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such stock split or dividend and the denominator of which is the number of such shares outstanding immediately prior to such event.

(b) In the event that the number of shares of Common Stock available for future grant under the Plan is insufficient to make all automatic grants required to be made on a given date, then all Non-Employee Directors entitled to a grant on such date shall share ratably in the number of Stock Options on shares available for grant under the Plan.

(c) Stock Options granted under the Plan shall be subject to the following terms and conditions in addition to those set forth above:

(i) Option Term. The term of each Stock Option shall be 10 years from the date the Stock Option is granted, subject to earlier termination as provided herein.

      (ii) Exercisability. Stock Options shall be exercisable as follows:

      (A) beginning on the first anniversary of the date of grant, for up to 33-1/3% of the shares of Common Stock covered by the Stock Option;

      (B) beginning on the second anniversary of the date of grant, for up to 66-2/3% of such shares; and

      (C) beginning on the third anniversary of the date of grant and thereafter until the expiration of the term of the Stock Option, for up to 100% of such shares.

Notwithstanding the foregoing, a Stock Option held by a Participant shall become immediately exercisable in full upon the death, Disability or Retirement of such Participant.

      (iii) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. Payment in full or in part may also be made in the form of Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option.

No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, has given the representation described in Section 8(a).

      (iv) Non-transferability of Stock Options. No Stock Option shall be transferable by the optionee other than (A) by will or by the laws of descent and distribution or (B) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder).

All Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee or by the guardian or legal representative of the optionee, it being understood that the terms "holder" and "optionee" include the guardian and legal representative of the optionee named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

      (v) Termination by Reason of Death, Disability or Retirement. If a Termination of Directorship occurs by reason of the death, Disability or Retirement of a Participant, any Stock Option held by such Participant may thereafter be exercised for a period of three years from the date of such Termination of Directorship or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

      (vi) Other Termination. If a Termination of Directorship occurs for any reason other than the death, Disability or Retirement of a Participant, any Stock Option held by such Participant shall thereupon terminate, except that such Stock Option, to the extent then exercisable, may be exercised for the lesser of three months from the date of such Termination of Directorship or the balance of such Stock Option's term; provided, however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of three years from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

      (vii) Limited Cash Out Rights. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change of Control (the "Exercise Period"), a Participant shall have the right, whether or not a Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change of Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the "Spread") multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this clause (vii) shall have been exercised; provided, however, that if the Change of Control is within six months of the date of grant of a particular Stock Option held by a Participant who is subject to Section 16(b) of the Exchange Act no such election shall be made by such Participant with respect to such Stock Option prior to six months from the date of grant. Notwithstanding any other provision hereof, if the end of such 60-day period from and after a Change of Control is within six months of the date of grant of a Stock Option held by a Participant who is subject to Section 16(b) of the Exchange Act, such Stock Option shall be cancelled in exchange for a cash payment to the Participant, effected on the day which is six months and one day after the date of grant of such Stock Option, equal to the Spread multiplied by the number of shares of Common Stock granted under the Stock Option. Notwithstanding the foregoing, if any right granted pursuant to this clause
(vii) would make a Change of Control transaction ineligible for pooling of interests accounting under APB No. 16 that but for this clause (vii) would otherwise be eligible for such accounting treatment, Common Stock (having a Fair Market Value equal to the cash otherwise payable hereunder) shall be substituted for the cash payable hereunder.

SECTION 6. Change of Control Provisions.

(a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, any Stock Options outstanding as of the date such Change of Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant.


(b) Definition of Change of Control. For purposes of the Plan, a "Change of Control" shall mean the happening of any of the following events:


      (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following:
(1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 6(b); or

      (ii) A change in the composition of the Board such that the individuals who, as of February 17, 1994, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 6(b), that any individual who becomes a member of the Board subsequent to February 17, 1994, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

      (iii) The approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Common Stock and outstanding Company voting securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Common Stock and outstanding Company voting securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and
(C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

      (iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.


(c) Change of Control Price. For purposes of the Plan, "Change of Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change of Control or (ii) if the Change of Control is the result of a tender or exchange offer or a merger or other similar corporate transaction, the highest price per share of Common Stock paid in such tender or exchange offer or other Transaction; provided, however, that in the case of a Stock Option which (A) is held by an optionee who is subject to Section 16(b) of the Exchange Act and (B) was granted within 240 days of the Change of Control, then the Change of Control Price for such Stock Option shall be the Fair Market Value of the Common Stock on the date such Stock Option is exercised or deemed exercised.

SECTION 7. Term, Amendment and Termination.

The Plan will terminate on December 31, 2004. Under the Plan, Stock Options outstanding as of December 31, 2004 shall not be affected or impaired by the termination of the Plan.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (a) impair the rights of an optionee under a Stock Option without the optionee's or recipient's consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3, or (b) disqualify the Plan from the exemption provided by Rule 16b-3. In addition (a) no amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by law or agreement and (b) the Plan shall not be materially amended more often than once every six months.

SECTION 8. General Provisions.

(a) Unless the shares have been registered under the Securities Act of 1933, as amended, each person purchasing or receiving shares of Common Stock pursuant to a Stock Option shall represent to and agree with the Company in writing that such person is acquiring the shares of Common Stock without a view to the distribution thereof. The certificates for such shares of Common Stock shall include an appropriate legend to reflect the restrictions on transfer.

(b) Nothing contained in the Plan shall prevent the Company or any subsidiary from adopting other or additional compensation arrangements for its Non-Employee Directors.

(c) No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Stock Option awarded under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Withholding obligations may, at the election of the optionee (which election shall be subject to compliance with requirements of Rule 16b-3 under the Exchange
Act), be settled with Common Stock, including Common Stock that is part of the Stock Option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.


(d) The Plan and all Stock Options awarded and actions taken with respect thereto shall be governed by and construed in accordance with the laws of the State of Delaware.


SECTION 9. Effective Date of Plan.

The Plan shall be adopted by the Board and be effective on February 17, 1994, subject to approval by the stockholders of the Company. Stock Options may be granted prior to such approval but are contingent upon such approval being obtained.

                                                                    APPENDIX B



                          COLGATE-PALMOLIVE COMPANY

                    EXECUTIVE INCENTIVE COMPENSATION PLAN

As approved by the Stockholders April 25, 1962 and amended by the Board of Directors through March 17, 1994.

Section 1. Purpose of the Plan. The purpose of the Plan is to provide an incentive for executives and other key personnel who are in a position to contribute materially to the success of the Company; to reward accomplishment on their part; and to aid in attracting and holding executives of the caliber necessary for the continued growth and profitability of the Company.

Section 2. Stock Subject to Plan. Subject to adjustment as provided herein, the total number of shares of common stock available for grant under the Plan during any given calendar year shall be four tenths percent (.4%) of the total number of shares of common stock outstanding as of the first day of each such year beginning after December 31, 1993 for which the Plan is in effect; provided that any shares available for grant in a particular calendar year which are not, in fact, granted in such year shall be added to the shares available for grant in any subsequent calendar year.

Section 3. Awards. Awards pursuant to the Plan may be made to the persons who served as officers of the Company during the year for which such awards are made, and to other employees who served the Company during such period in executive capacities or in key administrative or technical positions.

Subject to Section 7, the form and amount of each award to a Designated Executive (as defined below) or any other officer of the Company shall be determined by and in the discretion of at least two members of the Personnel and Organization Committee (the "Committee"), each of whom shall be a Disinterested Person (as defined below). The form and amount of each award to an employee who is not a Designated Executive or an officer of the Company shall be determined by the Chief Executive Officer of the Company with the approval of the Committee and in accordance with such regulations as may be prescribed from time to time by the Committee.

For the purposes of the Plan:

(1) "Company" means Colgate-Palmolive Company, a Delaware corporation, together with, when the context requires, its directly or indirectly owned subsidiaries.

(2) "Designated Executives" shall mean the Chairman and Chief Executive Officer of the Company and each officer, executive or other key employee designated in writing by the Committee prior to the commencement of the measurement period applicable to any award under the Plan (or, in the case of awards with respect to 1994, prior to April 1, 1994).

(3) "Disinterested Person" shall mean a member of the Board of Directors of the Company who qualifies as a disinterested person as defined in Rule 16b-3(c)(2), as promulgated by the Securities and Exchange Commission or any successor agency (the "Commission") under the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto (the "Exchange Act"), or any successor definition adopted by the Commission, and also qualifies as an "outside director" for purposes of Section 162 (m)

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

of the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto (the "Code").

Awards shall be made as soon as practicable after the close of the year for which they are made or during the year (subject to Section 7), at the Committee's discretion. They may be made payable in cash, in common stock of the Company, or partly in cash and partly in common stock of the Company, and may be made payable in whole or in part at the time the award is made or on a deferred basis in each case as determined by the Committee at the time the award is made. Deferred awards payable in common stock of the Company may take the form of "restricted stock", the vesting of which may be subject to such terms and conditions as the Committee may from time to time determine. The Committee may condition the grant and vesting of an award, whether payable in cash, common stock of the Company or otherwise, upon the attainment of specified performance goals relating to the participant or the Company or subsidiary, division or department of the Company for or within which the participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, which goals may be different for each award recipient. Awards of cash and common stock of the Company under the Plan for Designated Executives who may be "covered employees" within the meaning of Section 162 (m) of the Code shall be subject to preestablished performance goals in accordance with Section 7 hereof. Except as so limited, any or all deferred awards shall be made payable in one or more installments over a period of not more than fifteen years, as determined by the Committee when the awards are made. Subject to the same limitations, the Committee may at any time accelerate or defer the time of payment of the deferred balance of any award or awards made under the Plan.

If a participant dies, the balance of the award to him which remains unpaid at the time of his death shall be paid to his personal representatives in the same manner as if the participant were living.

In the event of a Change of Control of the Company, then notwithstanding any provision of this Plan to the contrary, the Company, upon the direction of the Committee, shall have the right to purchase from the trustee all the deferred shares of Company common stock held in trust for cash for a period of thirty days beginning on the first business day following a Change of Control of the Company; provided, however, that the Company shall not have the right to purchase deferred shares held for the account of any participant subject to Section 16 of the Exchange Act, without such participant's consent, if such purchase would cause the participant to incur liability under Section 16 of the Exchange Act. Such purchases shall be at fair market value on the date of the purchase, which shall be computed by taking the mean between the high and low prices for such date on the composite tape. The trustee shall hold such cash for the accounts of Plan participants and shall pay such amounts to participants as directed by the Committee in accordance with the Plan.

A "Change of Control" shall be deemed to have occurred upon the occurrence of any of the following events, unless and except to the extent otherwise determined by the Committee prior to the occurrence of such event (i) the acquisition by a third person, including a "group" as defined in Section 13(d) (3) of the Act, of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company, (ii) shareholder approval of a transaction for the acquisition of the Company, or substantially all of its assets, by another business entity or for a merger, reorganization, consolidation or other business combination to which the Company is a party, (iii) a change during any period of 24 months or less in the composition of a majority of the Board of Directors where such change has not been approved by a majority of the Board as constituted immediately prior to the commencement of such period or (iv) any other event determined by the Committee to be a Change of Control for purposes of the Plan.

Section 4. Dividend Equivalents. On each December 31 which is after the date of a deferred award in stock but prior to the date of termination of the participant's employment, and on the date of termination, the Company shall credit to the award shares of common stock of the Company of an aggregate value (to be determined as provided in Section 6) equal to the amount of dividends which the participant would have received since the date of the award or of the last previous credit to the award pursuant to this Section, whichever is later, if the number of shares payable in respect of the award had been registered in the name of the participant on each of the record dates for payment of any such dividends. The shares so credited to an award shall thereafter be included in and deemed a part of such award for the purpose of computing any future credit to the award pursuant to this Section 4.

On each date after termination of the participant's employment on which a dividend on the common stock of the Company shall be paid, the record date for which is after the date of a deferred award in stock and prior to the date of registration in the name of the participant of all the shares so payable in respect of such award, the Company shall pay to the participant with respect to any shares then payable in respect of the award, an amount in cash equal to the dividends which the participant would have received if such shares had been registered in his name on the record date for such dividends.

If a dividend on the common stock of the Company is made payable in property other than cash or common stock of the Company, the dividend equivalent with respect thereto shall be based on the fair market value of such property, as determined by the Committee in its discretion.

Section 5. Administration of the Plan. Full power to interpret, construe and administer the Plan shall, except as otherwise provided in the Plan, be vested in the Committee, which may adopt, alter, amend or revoke regulations for such purpose. The Board of Directors shall have the right to modify the Plan from time to time but no such modification shall, without prior approval of the stockholders, materially increase the amount available for awards, materially increase the benefits accruing to participants hereunder, materially modify the requirements regarding eligibility for participation in the Plan, or, without the consent of the participant affected, impair any award made prior to the effective date of the modification. Without limiting the generality of the foregoing, the Board of Directors, subject to the foregoing limitations, may amend or rescind any provision of the Plan and the Committee, subject to the foregoing limitations, may change the number of installments in which awards are payable, accelerate or defer the payment of installments, modify the conditions under which installments may be paid or modify the Plan to the extent that it determines that the provisions of
Section 7, in whole or in part, are no longer required to preserve the deductibility of the payments thereunder under then applicable laws, rules, regulations and interpretations.

Section 6. General Provisions. Awards under the Plan shall constitute general obligations of the Company in accordance with the terms of the Plan and no recipient of an award shall be entitled to have his award satisfied out of any particular assets of the Company or out of any particular shares of treasury stock of the Company. No participant shall be deemed to be a stockholder with respect to any shares included in an award, prior to the registration of said shares in his name on the stock books of the Company.

Notwithstanding the foregoing, upon the direction of the Committee, the Company may by agreement with one or more trustees to be selected by the Committee, create a trust to receive and hold so many, as the Committee shall determine from time to time, of deferred awards made to participants under the Plan and dividend equivalents credited thereon and to make payments of such awards to participants in accordance with the terms of the Plan. In the event the Committee elects to create such a trust, the Committee shall transfer and pay over to the trustee so many, as the Committee shall determine from time to time, of the deferred awards (whether in cash or common stock of the Company) and dividend equivalents presently held by the Company for the account of participants and deferred awards and dividend equivalents hereafter made under the terms of the Plan. The trustee will hold all such deferred awards and dividend equivalents thereon in accordance with the terms of the trust agreement which shall contain such terms and conditions (not inconsistent with the Plan) as the Committee may deem advisable; provided, however, that the trust agreement shall require that (i) the trustee is to make all distributions to participants in accordance with the terms of the Plan; (ii) all trust assets shall remain subject to the claims of the judgment creditors of the Company; and (iii) no trust assets will be returned to the Company (except to satisfy the claimsof judgment creditors) until all distributions due to participants under the Plan have been paid orprovided for.

Shares of common stock which are awarded or credited to awards shall be shares reacquired by the Company for this purpose and shall be valued for the purpose of the award or credit, as the case may be, at the average cost per share (including brokerage) of all shares awarded or credited at the same time. Adjustments shall be made in cash for any fractional shares which would otherwise be included in the awardor credit.

The amount of cash and the number of shares to be included in each installment payable on a deferred basis shall be determined immediately prior to payment of the first installment on such basis by dividing the amount of cash and the number of shares which are payable on such basis by the number of installments in which the award is payable. In the event that the number of shares is not equally divisible by the number of installments, the number of shares to be included in each installment other than the last shall be the number which, when multiplied by the number of installments, most nearly equals but does not exceed the total number of shares payable, and the last installment shall consist of the total number of shares minus all shares to be made payable prior thereto.

Subject to Section 7, if at any time after the date of an award in stock but prior to payment in full of all shares included in the award, there shall be a split-up, combination or reclassification of the shares of common stock of the Company, or payment of a dividend on the common stock of the Company in shares of common stock of the Company, or a consolidation, merger or sale of substantially all of the assets of the Company, the Committee shall make such change in the number and class of shares thereafter payable in respect of such award as shall, in the judgment of the Committee, appropriately reflect the effect of such split-up, combination, reclassification, stock dividend, consolidation, merger or sale of assets.

Any taxes which are required to be withheld from payments shall be deducted and withheld by the Company. In the case of awards of common stock of the Company, the Committee may allow the participant to irrevocably elect to pay such withholding (up to the maximum marginal tax rate applicable to the award) (i) by cash or check, (ii) from any cash award then payable to the participant, (iii) using previously-owned shares of Company common stock or
(iv) from the shares of Company common stock then payable to the participant. In the case of participants subject to Section 16(b) of the Exchange Act, such elections (i) may not be made within six months from the date of grant of the award, except in the event of death, disability, retirement or other termination of employment of the participant, (ii) may be made either (a) during the period beginning on the third business day following the date of release of a summary statement of the Company's annual or quarterly sales and earnings and ending on the twelfth business day following such date of release or (b) by making an irrevocable election at least six months prior to the effective date of such election and (iii) may be disapproved by the Committee.

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For the purposes of the Plan, retirement of a participant on January 1 of any year shall be deemed to have taken place as of December 31 of the preceding year.

Nothing contained in the Plan shall be deemed to limit or restrict the right of the Company and its subsidiaries to compensate any of their employees in whole or in part under separate commission or bonus plans or arrangements.

No right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance or charge without the consent of the Committee. If any participant shall be adjudicated a bankrupt or attempt to anticipate, sell, assign, pledge or encumber any right hereunder without such consent, the Committee in its discretion may terminate all rights of such participant and may hold or apply the unpaid balance of the award, or any part thereof, for the benefit of his legal representatives, spouse, children, or other dependents, or any of them, in such manner and in such proportions as the Committee may deem proper. Payment of any award assigned with the consent of the Committee shall, in the event of the death of the assignor, be paid as specified in such assignment which shall take precedence over the mode of payment specified in the fourth paragraph of Section 3.

Section 7. Procedures for Certain Designated Executives. Annual and Long-Term Incentive Awards of cash and common stock under the Plan for Designated Executives who may be "Covered Employees" within the meaning of Section 162
(m) of the Code shall be subject to preestablished performance objectives as set forth herein. Notwithstanding Section 6 hereof, the Committee shall not have discretion to modify the terms of awards to such Designated Executives except as specifically set forth in this Section 7. It is intended that all payments hereunder to Designated Executives who are Covered Employees will meet the requirements of 162 (m) and the regulations thereunder and will not be disallowed thereunder.


(a) Annual Incentive Awards. (i) Annual Target Amount. Prior to January 1 of each calendar year (or, in the case of annual incentive awards with respect to 1994, prior to April 1, 1994), the Committee shall establish target amounts for annual awards ("Annual Target Amounts") for such of the Designated Executives who may be "covered employees", payment of which shall be conditioned upon satisfaction of specific performance objectives for such calendar year established by the Committee in writing at the time of establishment of the Annual Target Amount. After the close of the calendar year, the Committee shall grant an award (the "Annual Incentive Award") based upon a percentage or multiple of the pre-established Annual Target Amount. The Annual Target Amount will be established in writing by the Committee and will either be a fixed amount or an amount determined pursuant to a formula. The extent to which the Annual Incentive Award will be payable will be based upon the degree of achievement of predetermined specific performance objectives over the calendar year; provided, however, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable (under which circumstances the participant will not have the right to receive the full Annual Incentive Award even if the annual performance objectives are met).


(ii) Annual Performance Objectives. The performance objectives ("Annual Performance Objectives") established in writing by the Committee at the time the Annual Target Amount is established will be comprised of specified annual levels of one or more of the following performance measures: earnings per share, sales, net profit after tax, gross profit, operating profit, unit volume, return on equity, change in working capital, return on capital or shareholder return.

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(iii) Payment of Annual Incentive Awards. At the time the Annual Target
Amount is established, the Committee shall prescribe a formula to determine the percentage of the Annual Target Amount which may be payable based upon the degree of attainment of the Annual Performance Objectives, which shall be determined as of the last day of the calendar year. Prior to payment of any Annual Incentive Awards, the Committee must certify the degree of attainment of the applicable Annual Performance Objectives. Payments shall be made in cash or shares in accordance with the prescribed formula in amounts ranging from 0% to 200% of the Annual Target Amount.

(iv) Maximum Payable. The maximum amount payable to such Designated Executives for a given calendar year as an Annual Incentive Award is $2,000,000 in cash. The maximum amount will be adjusted annually to reflect increases in the Consumer Price Index-U published by the Bureau of Labor Statistics for each twelve month period commencing January 1.


(b) Long-Term Incentive Awards. (i) Long-Term Target Amount. Prior to the commencement of a measurement period (or in the case of awards having 1994 as the first year of the measurement period, prior to April 1, 1994) the Committee shall establish target amounts for long-term awards (the "Long-Term Target Amount") to such of the Designated Executives who may be "covered employees", payment of which shall be conditioned upon satisfaction of specific performance objectives measured over a period of greater than one year established by the Committee in writing at the time of establishment of the Long-Term Target Amount. After the expiration of the applicable measurement period, the Committee shall grant to each Designated Executive an award (the "Long-Term Incentive Award") based upon a percentage or multiple of the Long Term Target Amount. The Long-Term Target Amount will be established in writing by the Committee and will either be a fixed amount or an amount determined pursuant to a formula. The Long-Term Target Amount may be denominated either in terms of a target dollar amount or a specified target number of shares of common stock of the Company and may be payable in cash or common stock of the Company regardless of the denomination of the Long-Term Target Amount. The extent, if any, to which a Long-Term Incentive Award will be payable will be based upon the degree of achievement of predetermined performance objectives over a specified measurement period; provided, however, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable upon expiration of the measurement period (under which circumstances the participant will not have the right to receive the full amount of such Long-Term Incentive Award even if the long-term performance objectives are met).


(ii) Measurement Period. The measurement period will be a period of three calendar years, unless a longer or shorter period is otherwise selected and established in writing by the Committee at the time any Long-Term Target Amount is established (the period so specified being hereinafter referred to as the "Measurement Period").

(iii) Long-Term Performance Objectives. The performance objectives for any Measurement Period ("Long-Term Performance Objectives") established in writing by the Committee at the time the Long-Term Target Amount is established will be comprised of specified levels of one or more of the following performance measures: earnings per share, sales, net profit after tax, gross profit, operating profit, unit volume, return on equity, change in working capital, return on capital or shareholder return.

(iv) Payment of a Long-Term Incentive Award. At the time the Long-Term Target Amount is established, the Committee shall prescribe a formula to determine the percentage of the Long-Term Target Amount which

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


may be payable based upon the degree of attainment of the Long-Term Performance Objectives which shall be determined as of the last day of the Measurement Period. Prior to payment of any Long-Term Incentive Awards, the Committee must certify the degree of attainment of the applicable Long-Term Performance Objectives. Payments of Long-Term Incentive Awards shall be made in accordance with the prescribed formula in amounts ranging from 0% to 175% of the Long-Term Target Amount. To the extent a Long-Term Target Amount is denominated in shares, after such Long-Term Target Amount is established and prior to the payment of the applicable Long-Term Incentive Award, the amount of shares payable to a Designated Executive will be adjusted to reflect a change in corporate capitalization such as a stock split or a corporate transaction such as a merger, spin-off or corporate split-up, reorganization, consolidation or partial or complete liquidation.

(v) Maximum Payable. The maximum amount payable to a Designated Executive for a given Measurement Period as a Long-Term Incentive Award is 50,000 shares of common stock of the Company. The maximum will be adjusted to reflect a change in corporate capitalization such as a stock split-up or a corporate transaction such as a merger or sale of stock or assets, reorganization, consolidation or partial or complete liquidation.

Section 8. Effective Date. The Plan shall be effective for the year 1962 and for each year thereafter until terminated by the Board of Directors.

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[COLGATE-PALMOLIVE CORPORATE LOGO] COLGATE-PALMOLIVE COMPANY

                           NOTICE OF ANNUAL MEETING
                     OF STOCKHOLDERS AND PROXY STATEMENT

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